Exhibit 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)
Curis, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Other	107,706,700 shares (1)	$1.02305 (2)	$110,189,339.44 (1)(2)	0.00013810	$15,217.15	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
	Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$110,189,339.44 (1)(2)		$15,217.15
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$15,217.15

(1)The shares of common stock will be offered for resale by the selling stockholders pursuant to the prospectus contained in the registration statement to which this exhibit is attached. The registration statement registers the resale of an aggregate of 107,706,700 shares of the Registrant’s common stock, which consists of (i) 26,926,675 shares of the Registrant’s common stock issuable upon conversion of 20,195 shares of the Registrant’s Series B convertible non-redeemable preferred stock (or, in certain circumstance, pre-funded warrants), (ii) 26,926,675 shares of the Registrant’s common stock issuable upon the exercise of outstanding Series A warrants (or, in certain circumstances, pre-funded warrants), (iii) 26,926,675 shares of the Registrant’s common stock issuable upon the exercise of outstanding Series B warrants (or, in certain circumstances, pre-funded warrants), and (iv) 26,926,675 shares of the Registrant’s common stock issuable upon the exercise of outstanding Series C warrants (or, in certain circumstances, pre-funded warrants). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events.
(2)This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share and the maximum aggregate offering price are based upon the average of the high and low sales prices of the Registrant’s common stock on February 11, 2026, as reported on the Nasdaq Capital Market.